Herc Holdings Reports 2019 Third Quarter and Nine Months Results

2019 Third Quarter Highlights

–	Equipment rental revenue rose to $459.6 million and total revenues were $508.1 million

–	Pricing improved by 4.5%, the 14th consecutive quarter of year-over-year improvement

–	Reported net income of $9.4 million or $0.32 per diluted share and adjusted net income of $43.2 million or $1.48 per diluted share

–	Adjusted EBITDA grew 3.9% to $209.4 million; adjusted EBITDA margin increased 220 basis points

–	2019 adjusted EBITDA guidance range updated to $740 million to $750 million

Bonita Springs, Fla., October 23, 2019 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended September 30, 2019. Equipment rental revenue was $459.6 million and total revenues were $508.1 million in the third quarter of 2019, compared to $449.0 million and $516.2 million, respectively, for the same period last year. The Company reported net income of $9.4 million, or $0.32 per diluted share, in the third quarter of 2019, compared to $46.2 million, or $1.60 per diluted share, in the same 2018 period. Third quarter 2019 adjusted net income was $43.2 million, or $1.48 per diluted share, compared to $36.7 million, or $1.27 per diluted share, in 2018. See page A-5 for a description of the items excluded in calculating adjusted net income and adjusted earnings per share.

Equipment rental revenue increased 2.4%, average fleet at original equipment cost (OEC) was up 0.4% and overall pricing improved 4.5% in the third quarter of 2019, over the prior-year period. Adjusted EBITDA increased 3.9% to $209.4 million in the third quarter compared to $201.5 million in the comparable 2018 period. See page A-4 for a description of the items excluded in calculating adjusted EBITDA.

“The year-over-year improvement in our third quarter results reflect our continued focus on pricing and quality of earnings," said Larry Silber, president and chief executive officer.  "We improved pricing 4.5% and improved adjusted EBITDA margin by 220 basis points compared to the prior year's third quarter.
"We have been taking a cautious approach regarding rental equipment expenditures and our balance sheet this year. Our ongoing focus on dollar utilization, along with strong end markets and positive expectations from national and local customers, support our 8% to 10% adjusted EBITDA growth assumptions for 2019, and form a solid base for improvement in 2020."
Third Quarter Highlights

•
Equipment rental revenue in the third quarter of 2019 increased 2.4% to $459.6 million compared to $449.0 million in the prior-year quarter. Strong year-over-year improvements in pricing and mix were partially offset by strategic reductions in re-rent revenue.

•
Total revenues decreased 1.6% to $508.1 million in the third quarter compared to $516.2 million in 2018. The $8.1 million decline was related to a reduction of $14.7 million in sales of rental equipment and $4.2 million reduction in sales of new equipment, parts and supplies compared to the prior year. Those reductions were partially offset by an increase in equipment rental revenue of $10.6 million.

•	Pricing increased 4.5% in the third quarter of 2019 compared to the same period in 2018, the 14th consecutive quarter of year-over-year improvement.

•	Dollar utilization increased 160 basis points to 40.8% in the third quarter of 2019 compared to the prior-year period, reflecting improved pricing and customer and fleet mix diversification.

•
Direct operating expenses (DOE) increased 1.7% to $197.7 million in the third quarter of 2019 compared to $194.4 million in the prior-year period. The $3.3 million increase was primarily related to higher new facilities costs, personnel and personnel related-expenses, which were partially offset by strategic reductions in re-rent expense and lower transportation costs.

•
Selling, general and administrative expenses (SG&A) decreased 2.8% to $76.2 million in the third quarter of 2019 compared to $78.4 million in the prior-year period. The $2.2 million decline was primarily attributed to the reduction in professional fees and spin-off costs. The savings were partially offset by an increase in selling expense.

•
Interest expense in the third quarter of 2019 increased to $81.9 million compared to $38.6 million in the prior-year period. The increase was primarily related to $53.6 million of debt extinguishment costs related to the refinancing of the Company's Notes and ABL Credit Facility during the quarter.

•
Net income was $9.4 million in the third quarter of 2019 compared to $46.2 million in the third quarter of 2018. Adjusted net income, excluding the loss on the extinguishment of debt, restructuring, certain other costs, and special tax adjustments was $43.2 million compared to $36.7 million in the prior year.

•
Adjusted EBITDA in the third quarter of 2019 increased 3.9% to $209.4 million compared to $201.5 million in the third quarter of 2018. The increase was primarily due to strong equipment rental pricing, improved dollar utilization and reduced SG&A.

Nine Months Highlights

•
Equipment rental revenue in the nine months increased 2.8% to $1,244.8 million compared to $1,210.6 million in 2018. The $34.2 million improvement was primarily related to better pricing and mix and partially offset by strategic reductions in re-rent revenue.

•
Total revenues increased 1.8% to $1,458.9 million in the nine months compared to $1,433.0 million in 2018. The $25.9 million year-over-year increase was related to the increase in equipment rental revenue, partially offset by a decline in sales of rental equipment of $3.8 million, and lower sales of new equipment, parts and supplies and service and other revenue.

•	Pricing increased 4.3% in the nine months compared to the same period last year.

•
Direct operating expenses decreased $9.6 million to $575.3 million compared to $584.9 million in the prior-year period. The 1.6% decline was primarily due to initiatives to reduce expenses, particularly in re-rent, maintenance, and transportation. The savings were partially offset by increases in new facilities costs, personnel and personnel-related expenses.

•
SG&A decreased $8.0 million to $221.2 million in the nine months compared to $229.2 million in the prior-year period. The 3.5% year-over-year decline resulted primarily from the reduction in spin-off costs and professional fees, offset by an increase in salaries and benefits.

•	Nine months results included restructuring expense of $7.8 million associated with closures of underperforming branches.

•
Interest expense increased to $146.4 million in the nine months compared to the prior year's $103.0 million, primarily due to $53.6 million of debt extinguishment costs related to the refinancing of the Notes and ABL Credit Facility in 2019. Last year's results also included a $5.4 million expense related to the partial redemption of the Company's Notes.

•
Net income was $12.4 million in the nine months ended September 30, 2019, compared to $35.8 million in the comparable prior-year period. Adjusted net income for the nine months, which excludes the loss on the extinguishment of debt, restructuring, spin-off, certain other costs, and special tax adjustments, was $52.8 million in 2019, compared to $34.4 million in 2018.

•
Adjusted EBITDA in the nine months increased 8.3% to $526.6 million compared to $486.4 million in the prior year. The increase was primarily due to strong equipment rental revenue pricing, improved dollar utilization and lower SG&A and DOE.

Capital Expenditures - Fleet

•
The Company reported net fleet capital expenditures of $349.8 million in the nine months of 2019. Gross fleet capital expenditures were $506.7 million, and disposals were $156.9 million. See page A-5 for the calculation of net fleet capital expenditures.

•	As of September 30, 2019, the Company's total fleet was approximately $3.94 billion at OEC.

•	Average fleet at OEC increased 0.4% in the third quarter of 2019 and 0.3% in the nine months compared to the prior-year periods.

•	Average fleet age improved to approximately 44 months as of September 30, 2019, compared to approximately 46 months as of September 30, 2018.

Balance Sheet - Refinancing Debt

•
In July 2019, the Company issued $1.2 billion aggregate principal amount of 2027 Notes.  The funds were used to redeem the remaining 2022 Notes and 2024 Notes and repay a portion of the indebtedness outstanding under the then existing ABL Credit Facility.  Additionally, Herc Holdings, Herc and certain other subsidiaries of Herc Holdings entered into the New ABL Credit Facility, which refinances in full and replaces the ABL Credit Facility.

2019 Guidance

"We updated our adjusted EBITDA guidance to reflect the strong pricing environment and our outlook for equipment rental demand in the fourth quarter, " said Mr. Silber. "Our net fleet capital expenditure guidance is at the top of the range we provided earlier this year. Our expectation for improved operating results and lower year-over-year net fleet capital expenditures in 2019 are expected to generate strong positive free cash flow and improve our net leverage for the full year," he added.

Previous                Current
Adjusted EBITDA           $735 million to $760 million     $740 million to $750 million
Net fleet capital expenditures     $370 million to $410 million     $400 million to $410 million

The Company does not provide forward-looking guidance for certain financial measures on a GAAP basis because certain items contained in the GAAP measures, which may be significant, cannot be reasonably estimated, such as restructuring and restructuring related charges, and gains and losses from asset sales.

Earnings Call and Webcast Information

Herc Holdings' third quarter 2019 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-800-309-1256 and international participants should call 1-786-789-4796, using the access code: 161272. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 90 days after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial +1-888-203-1112 and international participants 1-719-457-0820 and enter the conference ID number: 1547286.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with approximately 270 locations, principally in North America. With over 50 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutionsTM, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 5,000 employees who equip our customers and communities to build a better world. Herc Holdings’ 2018 total revenues were approximately $1.98 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:

•	Dollar utilization: calculated by dividing rental revenue by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•
OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements

This press release includes "forward-looking statements," as that term is defined by the federal securities laws. Forward-looking statements include statements concerning our plans, intentions, objectives, strategies, future events, future revenue, profitability, performance or cash flows, future capital expenditures, future accounting changes, financing needs, business trends and other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are so designated. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements, including:

•	the cyclicality of our business and its dependence on levels of capital investment and maintenance expenditures by our customers;

•
a slowdown in economic conditions or adverse changes in the level of economic activity or other economic factors specific to our customers or their industries, in particular, contractors and industrial customers;

•	our reliance upon communications networks and centralized IT systems;

•	the misuse or theft of information we possess, including as a result of cyber security breaches or otherwise;

•	our response to changes in technology and customer demands;

•	intense competition in the industry, including from our own suppliers, that may lead to downward pricing or an inability to increase prices;

•	our ability to attract and retain key management and other key personnel, and the ability of new employees to learn their new roles;

•	any occurrence that disrupts rental activity during our peak periods, especially in the construction industry;

•	some or all of our deferred tax assets could expire if we experience an "ownership change" as defined in the Internal Revenue Code;

•	changes in the legal and regulatory environment that affect our operations, including with respect to taxes, consumer rights, privacy, data security and employment matters;

•	an impairment of our goodwill or our indefinite lived intangible assets;

•	a decline in our relations with our key national account customers or the amount of equipment they rent from us;

•	maintenance and repair costs associated with our equipment rental fleet, and the residual value risk upon disposition;

•	our inability to protect our trade secrets and other intellectual property rights;

•	our exposure to a variety of claims and losses arising from our operations, some of which may not be covered by insurance;

•	issues we face with our union employees;

•	issues we face with environmental, health and safety laws and regulations and the costs of complying with them;

•	difficulty in identifying, implementing and integrating strategic acquisitions and the disruption in our business therefrom;

•	the liabilities we have assumed and share with Hertz Global Holdings, Inc., formerly known as Hertz Rental Car Holding Company, Inc., in connection with the spin-off;

•	our substantial level of indebtedness, which is secured by substantially all of our consolidated assets, exposes us or makes us more vulnerable to a number of risks;

•
an increase in interest rates or in our borrowing margin would increase the cost of servicing our debt and could reduce our profitability and any additional debt we incur could further exacerbate these risks;

•
the sale of a large number of our shares or the perception that a sale could occur could cause the market price of our shares to decline, and these factors could make it more difficult for us to raise funds through future stock offerings;

•	provisions of our governing documents could discourage potential acquisition proposals and could deter or prevent a change in control;

•	the market price of our common stock may fluctuate significantly; and

•
other risks and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 under Item 1A "Risk Factors," and in our other filings with the Securities and Exchange Commission.

Forward-looking statements are expressly qualified in their entirety by such cautionary statements. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin and Adjusted earnings per diluted common share. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.

(See Accompanying Tables)

A-4

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Equipment rental	$459.6	$449.0	$1,244.8	$1,210.6
Sales of rental equipment	35.4	50.1	171.8	175.6
Sales of new equipment, parts and supplies	10.0	14.2	34.1	36.4
Service and other revenue	3.1	2.9	8.2	10.4
Total revenues	508.1	516.2	1,458.9	1,433.0
Expenses:
Direct operating	197.7	194.4	575.3	584.9
Depreciation of rental equipment	102.7	98.3	303.6	288.6
Cost of sales of rental equipment	36.7	51.1	170.2	168.9
Cost of sales of new equipment, parts and supplies	7.2	10.6	25.8	27.7
Selling, general and administrative	76.2	78.4	221.2	229.2
Restructuring	—	—	7.8	1.0
Interest expense, net	81.9	38.6	146.4	103.0
Other income, net	0.5	(0.4)	(1.8)	(0.8)
Total expenses	502.9	471.0	1,448.5	1,402.5
Income before income taxes	5.2	45.2	10.4	30.5
Income tax benefit	4.2	1.0	2.0	5.3
Net income	$9.4	$46.2	$12.4	$35.8
Weighted average shares outstanding:
Basic	28.7	28.5	28.7	28.4
Diluted	29.1	28.9	29.1	28.9
Earnings per share:
Basic	$0.33	$1.62	$0.43	$1.26
Diluted	$0.32	$1.60	$0.43	$1.24

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2019	December 31, 2018
ASSETS	(Unaudited)
Cash and cash equivalents	$34.5	$27.8
Receivables, net of allowance	316.4	332.4
Other current assets	30.9	40.2
Total current assets	381.8	400.4
Rental equipment, net	2,625.0	2,504.7
Property and equipment, net	302.7	282.5
Right-of-use lease assets	186.8	—
Goodwill and intangible assets, net	383.1	384.5
Other long-term assets	23.7	38.1
Total assets	$3,903.1	$3,610.2

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$33.0	$29.9
Current maturities of operating lease liabilities	30.3	—
Accounts payable	212.0	147.0
Accrued liabilities	120.9	122.3
Total current liabilities	396.2	299.2
Long-term debt, net	2,149.1	2,129.9
Financing obligations, net	118.2	116.3
Operating lease liabilities	161.5	—
Deferred tax liabilities	441.2	448.3
Other long-term liabilities	43.9	43.8
Total liabilities	3,310.1	3,037.5
Total equity	593.0	572.7
Total liabilities and equity	$3,903.1	$3,610.2

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$12.4	$35.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	303.6	288.6
Depreciation of property and equipment	39.3	38.2
Amortization of intangible assets	5.2	3.6
Amortization of deferred debt and financing obligations costs	4.3	4.7
Loss on extinguishment of debt	53.6	5.4
Stock-based compensation charges	12.5	9.9
Restructuring	5.5	—
Provision for receivables allowance	40.2	41.0
Deferred taxes	(5.6)	(6.4)
Gain on sale of rental equipment	(1.6)	(6.7)
Income from joint ventures	(0.3)	(1.3)
Other	5.6	8.0
Changes in assets and liabilities:
Receivables	(37.0)	(46.7)
Other assets	2.8	(2.2)
Accounts payable	(1.6)	(3.5)
Accrued liabilities and other long-term liabilities	2.3	6.6
Net cash provided by operating activities	441.2	375.0
Cash flows from investing activities:
Rental equipment expenditures	(506.7)	(617.5)
Proceeds from disposal of rental equipment	156.9	189.1
Non-rental capital expenditures	(34.9)	(58.5)
Proceeds from disposal of property and equipment	5.0	3.9
Other	4.0	—
Net cash used in investing activities	(375.7)	(483.0)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,200.0	—
Repayments of long-term debt	(864.5)	(123.5)
Proceeds from revolving lines of credit and securitization	1,134.3	650.8
Repayments on revolving lines of credit and securitization	(1,465.5)	(424.5)
Proceeds from financing obligations	4.7	—
Principal payments under capital lease and financing obligations	(11.9)	(13.1)
Debt redemption premium payment	(41.5)	(3.7)
Other financing activities, net	(14.5)	(0.2)
Net cash used in financing activities	(58.9)	85.8
Effect of foreign exchange rate changes on cash and cash equivalents	0.1	(1.3)
Net increase in cash and cash equivalents during the period	6.7	(23.5)
Cash and cash equivalents cash at beginning of period	27.8	41.5
Cash and cash equivalents at end of period	$34.5	$18.0

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA are not recognized terms under GAAP and should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP. Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain on the disposal of a business and certain other items. Management uses EBITDA and adjusted EBITDA to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company's performance. However, EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin (Adjusted EBITDA/Total Revenues) is a commonly used profitability ratio. Adjusted EBITDA Margin does not purport to be an alternative to Net Margin (Net Income/Total Revenues as calculated under GAAP) as an indicator of profitability, as it does not account for GAAP reportable expenses such as depreciation and interest or the expense or benefit from income taxes.

These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$9.4	$46.2	$12.4	$35.8
Income tax benefit	(4.2)	(1.0)	(2.0)	(5.3)
Interest expense, net	81.9	38.6	146.4	103.0
Depreciation of rental equipment	102.7	98.3	303.6	288.6
Non-rental depreciation and amortization	14.9	14.3	44.5	41.8
EBITDA	204.7	196.4	504.9	463.9
Restructuring	—	—	7.8	1.0
Spin-Off costs	0.4	1.7	0.7	10.5
Non-cash stock-based compensation charges	4.3	3.3	12.5	9.9
Other(1)	—	0.1	0.7	1.1
Adjusted EBITDA	$209.4	$201.5	$526.6	$486.4

Total revenues	$508.1	$516.2	$1,458.9	$1,433.0
Adjusted EBITDA	209.4	201.5	526.6	486.4
Adjusted EBITDA margin	41.2%	39.0%	36.1%	33.9%
(1) Comprised primarily of a one-time cash separation benefit paid to our former Chief Financial Officer as part of a Retirement and Separation Agreement for the nine months ended September 30, 2018.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, gain on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business. Such measurements are not prepared in accordance with U.S. GAAP and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to our Company and may not be consistent with methodologies used by other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$9.4	$46.2	$12.4	$35.8
Loss on extinguishment of debt	53.6	5.4	53.6	5.4
Restructuring	—	—	7.8	1.0
Spin-Off costs	0.4	1.7	0.7	10.5
Other(1)	—	0.1	0.7	1.1
Tax impact of adjustments(2)	(20.2)	(16.7)	(22.4)	(19.4)
Adjusted net income	$43.2	$36.7	$52.8	$34.4

Diluted shares outstanding	29.1	28.9	29.1	28.9

Adjusted earnings per diluted share	$1.48	$1.27	$1.81	$1.19
(1) Comprised primarily of a one-time cash separation benefit paid to our former Chief Financial Officer as part of a Retirement and Separation Agreement for the nine months ended September 30, 2018.
(2)The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities. Additionally, the tax benefit of $6.3 million recognized in the three and nine month periods of 2019 related to the debt transactions and the tax benefit of $14.8 million recognized in the three and nine month periods of 2018 related to the Tax Cuts and Jobs Act of 2017, were also adjusted.

NET RENTAL EQUIPMENT EXPENDITURES
(In millions)

	Nine Months Ended September 30,
	2019	2018
Rental equipment expenditures	$506.7	$617.5
Proceeds from disposal of rental equipment	(156.9)	(189.1)
Net rental equipment expenditures	$349.8	$428.4